Exhibit 99.1

From:    SANFORD TELLER COMMUNICATIONS        July 6, 2005
         1365 York Avenue
         New York, NY 10021
         (212) 717-0332

For:     MORTON'S RESTAURANT GROUP, INC       FOR IMMEDIATE RELEASE
                                              ---------------------
         3333 New Hyde Park Road
         New Hyde Park, NY  11042
         (516) 627-1515
         www.mortons.com

         Contact:  THOMAS J. BALDWIN, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                   ------------------------------------------------------------
         OFFICER, MORTON'S RESTAURANT GROUP, INC.
         ----------------------------------------


MORTON'S RESTAURANT GROUP NAMES EDIE GARRITANO-AMES PRESIDENT OF ITS MORTON'S, THE STEAKHOUSE DIVISION

New Hyde Park, NY...Morton's Restaurant Group, Inc. has named Edie Garritano-Ames president of its Morton's, The Steakhouse division, it was announced today by Allen J. Bernstein, chairman, president and chief executive officer of the parent company.

     Morton's, The Steakhouse is the world's largest company-owned fine-dining steakhouse group. There are 68 Morton's steakhouses throughout the United States and in Canada, Singapore and Hong Kong. A new Morton's restaurant will open in Atlantic City, NJ early next month.

     Before joining Morton's, Garritano-Ames had been with California Pizza Kitchen, a $450 million dollar company with 11,000 employees, for eleven years. In her most recent position, as regional vice president of operations, she was responsible for all aspects of operations, including company-wide recruiting, training and retention, and worked with the executive team on strategic planning and concept development.


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     Previously, she had been director of training for the Atlanta-based
Malone's Grill & Bar restaurant chain.

     Bernstein said, "Among Edie's many areas of expertise and accomplishment that resonate with Morton's are team development, guest satisfaction and quality assurance.

     "She understands and appreciates the Morton's culture and we look forward to benefiting from her experience, innovation and leadership."

     Garritano-Ames, who describes herself as "a frequent Morton's guest, consistently wowed by the dining experience," says she is "honored to take the helm of the restaurant company that has become the industry's gold standard for dining quality and service."

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